Exhibit 99.1

Isolagen Names Interim CEO and Announces Key Management Moves; Reduces 2005 UK Revenue Forecast to $15 Million From $20 Million

EXTON, Pa., May 3 /PRNewswire-FirstCall/ — Isolagen, Inc. (Amex: ILE - News) announced that Frank M. DeLape, Chairman, will assume the position of interim Chief Executive Officer. Since 2001, Mr. DeLape has successfully led the Board of Directors and the Company through its capital expansion raising $187 million, acquiring domestic and international facilities in Exton, Pennsylvania and Neuchatel, Switzerland and developing clinical and automated manufacturing of the Isolagen Process.

“I am excited to be leading the skilled and talented professionals that are the Isolagen team during this interim period,” stated Mr. DeLape. “We are committed to achieving our 2005 product development goals, which we believe will set the stage for launching the Isolagen Process in the U.S. and mainland Europe in 2006.”

The Company is pleased to announce that Dr. Pierre Compte has joined Isolagen and will serve as Managing Director-Switzerland. Dr. Compte’s successful life sciences career includes senior executive positions with Johnson & Johnson, where he held the positions of European President of the Professional Division, and President Director General of DePuy France. Prior to his joining J&J, Dr. Compte was a founder of LipoMatrix which was acquired by Collagen Corporation in 1997. He has also served as General Manager, Cicorel S.A., Managing Director of Intermedics S.A., and President of the orthopedics division of Sulzermedica. Today, he is the founder and chairman of Sigma Professional in Neuchatel, Switzerland. Sigma Professional offers consulting and coaching services based on “Value Creation,” a strategic tool to develop sustainable growth plans. Dr. Compte is a doctor of sciences and engineering in microtechnology from the University of Neuchatel Harvard Business School AMP. “Dr. Compte was instrumental in the negotiation and purchase of Isolagen’s Swiss facility,” stated Mr. DeLape. “He brings great experience to the Isolagen team and will be instrumental in bringing our Swiss facility on-line, on-time.”

The Company is also pleased to announce that Susan Ciallella has joined the Company as Executive Vice President, General Counsel and Secretary. In addition, Ms. Ciallella will be appointed to the Board of Directors of Isolagen to fill a vacancy. Ms. Ciallella has had a distinguished career as a corporate and securities lawyer representing private and public companies, including pharmaceutical/life science companies, investment banks and members of the investment community. She has also served on the boards of directors of a number of public companies, and has been an active participant in the SEC Forum on Small Business Capital Formation for several years. Ms. Ciallella earned her B.S. in Journalism from the University of Florida and her J. D. from Rutgers University. She had significant experience in public relations prior to entering the private practice of law. Ms. Ciallella has been a trusted advisor to Isolagen over the years and, because of her familiarity with the Company, she can hit the ground running. Ms. Ciallella is a substantial addition to our internal compliance, public disclosure and IR/PR competence. We are fortunate to have been able to attract an individual with Ms. Ciallella’s technical and leadership abilities to our team,” stated Mr. DeLape.

The Company is also announcing the resignation of Mr. Michael Macaluso from the Board of Directors. Mr. Macaluso served as past President and Chief Executive Office of Isolagen from June 2001 through September 2004. He has served as a director since June 2001. “Mr. Macaluso has served the company with distinction,” stated Mr. DeLape. “His vision, entrepreneurial spirit and business contributions have played an important part in the Company’s success. We thank Michael for his service and wish him great success in all of his future endeavors.”

In advance of Isolagen’s first quarter 2005 earnings call scheduled for May 10, 2005, the Company is reducing its UK 2005 revenue forecast to $15 million from $20 million. Demand for the Isolagen Process for dermatological applications in the UK continues to grow; however, an interruption in the Company’s UK marketing and promotion plans during late 2004 and early 2005 will lead to reduced revenues during the second half of 2005.

In addition, Dennis L. Bevan, Vice President of International Commercial Operations is retiring, but will continue in a consulting role to the Company. Robert Partridge, Vice President, Global Marketing, Investor Relations, and Communications was involuntarily terminated.

“This past week has been one of great change for Isolagen,” stated Ralph De Martino, Lead Independent Director. “Change, for the sake of meeting our goals and building shareholder value, is good. We are a company in transition from a research and development focus to the worldwide market introduction of the Isolagen Process. The Board of Directors is committed to assembling a world class leadership team as demonstrated by the recent addition of Mr. Schmieg, Senior Vice President and Chief Financial Officer, Dr. Pierre Compte and Ms. Susan Ciallella. We remain firm in holding to our timetables and are confident in our abilities to reach our objectives.”

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process and are directed toward dermatology — facial rejuvenation, gingival disease — gum disease, vocal cord lesions, and wound treatment. Based on the accumulated experience of the company through its pre-clinical studies, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizing a patient’s own cells creates a safe and effective therapy for facial rejuvenation. Pre-clinical and clinical studies for future autologous therapies are ongoing. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and nonsurgical.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc., does not undertake to update any such forward- looking statements or to publicly announce developments or events relating to the matters described herein.

For additional information, please visit: http://www.isolagen.com.